Exhibit 10.12

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) is made and entered into effective as of March 5, 2024 (the “Effective Date”), by, between and among [●] (the “Investor”), PowerUp Acquisition Corp., a Cayman Islands exempt company (“SPAC”), SRIRAMA Associates, LLC, a Delaware limited liability company (“Sponsor”), VKSS Capital, LLC, a Delaware limited liability company (“VKSS”) and Visiox Pharmaceuticals, Inc., a Delaware corporation (“Visiox”). Investor, SPAC, Sponsor, VKSS and Visiox are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

WHEREAS, SPAC is a special purpose acquisition company that closed on its initial public offering on February 23, 2022, and under its Amended and Restated Memorandum and Articles of Association, as amended, has until May 23, 2024 to complete an initial business combination (the “De-SPAC”);

WHEREAS, as of the date of this Agreement, SPAC has not completed the De-SPAC;

WHEREAS, Sponsor is seeking to raise $1,000,000 from existing SPAC investors which will be used by the Sponsor to support the De-SPAC transaction (“SPAC Loan”);

WHEREAS, pursuant to the terms and conditions of this Agreement, Investor has agreed to fund a portion of the $1,000,000 to Sponsor in an amount equal to $[●] (the “Capital Contribution”);

WHEREAS, SPAC intends to pay all principal under the SPAC Loan to Sponsor at the closing of the De-SPAC transaction (the “De-SPAC Closing”), in accordance with ARTICLE II below, and the Investor will be entitled to receive such proceeds received by the Sponsor; and

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreement contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

SUBSCRIPTION AND SPAC LOAN

1.1	Closing. The Capital Contribution shall be made by the Investor to the Sponsor in cash, on or prior to March 6, 2024, or on such date as the Parties may agree in writing (such date, the “Closing”).

1.2	Subscription. In consideration for the Capital Contribution, SPAC will issue (the “Share Issuance”) a further [●] shares of Class A Common Stock (the “Common Stock”) to the Investor at the De-SPAC Closing (“Subscription Shares”). Sponsor and SPAC represent, warrant and covenant that at the time of, and following, the Share Issuance, the Subscription Shares shall be subject to no transfer restrictions or any other lock-up provisions, earn outs, or other contingencies. The Subscription Shares (i) shall be registered as part of any registration statement issuing shares before or in connection with the De-SPAC Closing or (ii) if no such registration statement is filed in connection with the De-SPAC Closing, shall promptly be registered pursuant to the first registration statement filed by the SPAC or the surviving entity following the De-SPAC Closing, which shall be filed no later than 30 days after the De-SPAC Closing and declared effective no later than 90 days after the De-SPAC Closing (the “Registration Requirement”). The Sponsor shall not sell, transfer, or otherwise dispose of any Common Stock or any other securities or ownership interest in SPAC owned by the Sponsor until all of the following conditions are satisfied: (i) the Capital Contribution has been repaid in full to the Investor; (ii) the Subscription Shares, Sponsor Shares (as defined below) and Closing Default Shares (as defined below), as applicable, have been transferred to the Investor; and (iii) the Registration Requirement has been complied with; provided however, this Section 1.2 shall not prohibit Sponsor from transferring shares of Common Stock to Investor in accordance with the terms of that certain Subscription Agreement dated as of February 23, 2024 to which Sponsor and Investor are each a party related to certain contributions being made by Investor to VKSS (the “KRNL Agreement”).

1.3	Terms of SPAC Loan. The SPAC Loan shall not accrue interest and shall be repaid by the SPAC, upon the De-SPAC Closing. Sponsor will pay to the Investor (and any other similarly situated investor executing an agreement similar to the terms hereof) all repayments of the SPAC Loan Sponsor has received within two (2) business days of the De-SPAC Closing (the “Investor Payment”), up to the amount of the Capital Contribution in full satisfaction of any amounts due hereunder. SPAC, Sponsor and Visiox shall be jointly and severally obligated and liable for the Investor Payment and each of SPAC, Sponsor and Visiox shall be deemed a guarantor of the Investor Payment. The Investor may elect at the De-SPAC Closing to receive such payments in cash or shares of Common Stock at a rate of one (1) share of Common Stock for each $10 of Capital Contribution. If the SPAC liquidates without consummating a De-SPAC (a “SPAC Liquidation”), any amounts remaining in the Sponsor or SPAC’s cash accounts, not including the Trust Account (as defined below), will be paid to the Investor within five (5) days of the liquidation, up to the amount of the Capital Contribution in full satisfaction of any amounts due hereunder.

1.4	Default. In the event that Sponsor or SPAC defaults in its obligations under Section 1.2 or 1.3 of this Agreement and in the event that such default continues for a period of five (5) business days following written notice to the Sponsor and SPAC (the “Default Date”), Sponsor shall immediately transfer to Investor [●] shares of SPAC Common Stock owned by the Sponsor (the “Sponsor Shares”) on the Default Date and shall transfer an additional [●] Sponsor Shares each month thereafter, until the default is cured; provided however, that in no event will Sponsor transfer any Sponsor Shares to Investor that would result in Investor (together with any other persons whose beneficial ownership of SPAC’s Common Stock would be aggregated with Investor’s for purposes of Section 13(d) or Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the applicable regulations of the Securities and Exchange Commission, including any “group” of which Investor is a member) beneficially owning more than 19.9% of the outstanding shares of SPAC Common Stock (“Transfer Limit”); provided further that any Default Shares that were not transferred to Investor because the transfer of such shares would have exceeded the Transfer Limit shall be promptly transferred to Investor upon written request from Investor to the extent that, at the time of such request, such transfer would no longer exceed the Transfer Limit. Any such Default Shares received pursuant to this Section 1.4 shall be subject to the Registration Requirement if a registration statement is not effective at the time the Default Shares are transferred to Investor, and if a registration statement has been declared effective, such Default Shares shall be promptly registered, and in any event will be registered within 30 days of the transfer of the Sponsor Shares to the Investor. In the event that Investor notifies Sponsor and SPAC of any default pursuant to this Section 1.4, Sponsor shall not sell, transfer, or otherwise dispose of any Common Stock or any other securities or ownership interest in SPAC owned by the Sponsor, other than in accordance with this Section 1.4, until such default is cured.

1.5	De-SPAC Closing Timeline. In the event that the De-SPAC Closing does not occur within 120 days of the Effective Date (the “De-SPAC Closing Deadline”), then Sponsor and SPAC shall cause the transfer to Investor of [●] shares of Common Stock (the “Closing Default Shares”) within one business day of the De-SPAC Closing Deadline and shall cause the transfer of an additional [●] Closing Default Shares to Investor at the conclusion of each 60 day period following the De-SPAC Closing Deadline thereafter (in each case, within one business day of the applicable date) until such time as the De-SPAC Closing occurs; provided however, that in no event will Sponsor and SPAC cause the transfer of any Closing Default Shares to Investor that would result in Investor (together with any other persons whose beneficial ownership of Common Stock would be aggregated with Investor’s for purposes of Section 13(d) or Section 16 of the Exchange Act, and the applicable regulations of the Securities and Exchange Commission, including any “group” of which Investor is a member) beneficially owning more than the Transfer Limit; provided further than any Closing Default Shares that were not transferred to Investor because the transfer of such shares would have exceeded the Transfer Limit shall be promptly transferred to Investor upon written request from Investor to the extent that, at the time of such request, such transfer would no longer exceed the Transfer Limit. Any such Closing Default Shares received pursuant to this Section 1.5 shall be subject to the Registration Requirement if a registration statement is not effective at the time the Closing Default Shares are transferred to Investor, and if a registration statement has been declared effective, such Closing Default Shares shall be promptly registered, and in any event will be registered within 30 days of the transfer of the applicable Closing Default Shares.

1.6	SPAC Liquidation. In the event of a SPAC Liquidation, Sponsor and VKSS shall transfer, or cause to be transferred, to Investor [●] shares (the “KRNL Shares”) of Kernel Group Holdings, Inc. (“KRNL”) no later than two (2) business days following the SPAC Liquidation (the “KRNL Transfer”). Sponsor and VKSS each represents and warrants that the KRNL Shares shall be transferred free and clear of any liens, claims, security interests, options charges or any other encumbrance. Any such KRNL Shares received pursuant to this Section 1.6 shall be subject to the Registration Requirement (as defined in the KRNL Agreement) if a registration statement is not effective at the time the KRNL Shares are transferred to Investor, and if a registration statement has been declared effective, such KRNL Shares shall be promptly registered, and in any event will be registered within 30 days of the transfer of the KRNL Shares.

1.7	Wiring Instructions. At the Closing, Investor shall advance the Capital Contribution proceeds to Sponsor by wire transfer of immediately available funds pursuant to the wiring instructions separately provided.

1.8	Reimbursement. On the De-SPAC Closing, the Sponsor will pay the Investor an amount equal to the reasonable attorney fees incurred by the Investor in connection with this Agreement not to exceed $[●].

1.9	Repayment Pursuant to the Visiox Note. Reference is made to that certain Secured Convertible Promissory Note dated December 1, 2023, and amended on January 18, 2024, between Sponsor and Visiox (the “Visiox Note”). The maturity date of the Visiox Note is November 30, 2024, subject to acceleration and conversion into equity in certain circumstances as detailed therein. If the Investor’s Capital Contribution has not been returned in accordance with Section 1.3, then Sponsor, at the election of Investor in Investor’s sole discretion, shall be obligated to either: (i) remit $[●] to Investor upon satisfaction of the Visiox Note; or (ii) in the event that the Visiox Note is converted into Visiox common stock, transfer to Investor thirty percent (30%) of the shares of the Visiox common stock that Sponsor receives upon such conversion.

1.10	Registration of Shares Transferred Pursuant to KRNL Agreement. Sponsor, SPAC and VKSS represent, warrant and covenant that any Common Stock transferred to Investor pursuant to Section 1.6 of the KRNL Agreement shall be subject to the Registration Requirement if a registration statement is not effective at the time such Common Stock is transferred to Investor, and if a registration statement has been declared effective, such Common Stock shall be promptly registered, and in any event will be registered within 30 days of the transfer of the applicable Common Stock.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Each Party hereby represents and warrants to each other Party as of the date of this Agreement and as of the Closing that:

2.1	Authority. Such Party has the power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution, delivery and performance by the Party of this Agreement and the consummation of the transfer have been duly authorized by all necessary action on the part of the relevant Party, and no further approval or authorization is required on the part of such Party. This Agreement will be valid and binding on each Party and enforceable against such Party in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, moratorium or similar laws affecting the enforcement of creditors rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

2.2	Acknowledgement. Each Party acknowledges and agrees that the Subscription Shares, Sponsor Shares and Closing Default Shares (together, the “Investor Shares”) have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or under any state securities laws and the Investor represents that, as applicable, it (a) is acquiring the Investor Shares pursuant to an exemption from registration under the Securities Act with no present intention to distribute them to any person in violation of the Securities Act or any applicable U.S. state securities laws, (b) will not sell or otherwise dispose of any of the Investor Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any applicable U.S. state securities laws, (c) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of the investment hereunder and of making an informed investment decision, and has conducted a review of the business and affairs of the SPAC that it considers sufficient and reasonable for purposes of making the investment, and (d) is an “accredited investor” (as that term is defined by Rule 501 under the Securities Act). Each Party acknowledges and agrees that this subscription will not be treated as indebtedness for U.S. tax purposes.

2.3	Trust Waiver. Investor acknowledges that the SPAC is a blank check company with the powers and privileges to effect a business combination and that a trust account has been established by the SPAC in connection with its initial public offering (“Trust Account”). Investor waives any and all right, title and interest, or any claim of any kind it now has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account for any claims in connection with, as a result of, or arising out of this Agreement; provided, however, that nothing in this Section 2.3 shall (a) serve to limit or prohibit Investor’s right to pursue a claim against the SPAC for legal relief against assets outside the Trust Account, for specific performance or other relief, (b) serve to limit or prohibit any claims that Investor may have in the future against the SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds), or (c) be deemed to limit Investor’s right, title, interest or claim to the Trust Account by virtue of Investor’s record or beneficial ownership of securities of the SPAC acquired by any means other than pursuant to this Agreement, including but not limited to any redemption right with respect to any such securities of the SPAC.

2.4	Ownership of Sponsor Shares and Closing Default Shares. Sponsor hereby represents, acknowledges and warrants that it is the beneficial owner of the Sponsor Shares and the Closing Default Shares, and is able to transfer the Sponsor Shares and the Closing Default Shares to the Investor as provided hereunder free and clear of any liens, claims, security interests, options charges or any other encumbrance whatsoever, except for restrictions imposed by federal and state securities laws.

2.5	Ownership of KRNL Shares. VKSS hereby represents, acknowledges and warrants that: (i) it is the beneficial owner of the KRNL Shares; (ii) is able to transfer the KRNL Shares to the Investor as provided hereunder; and (iii) it is not restricted from transfer of the KRNL Shares to the Investor based upon reliance on Section 5(c)(e) of the Letter Agreement (as defined below). VKSS represents to Investor that it has good and marketable title to the KRNL Shares free and clear of all liens and encumbrances, other than those set forth in the Letter Agreement included as Exhibit 10.8 (the “Letter Agreement”) to SPAC’s Registration Statement on Form S-1 (Registration No. 333-252105). In the event of a transfer of the KRNL Shares to Investor, as set forth in Section 1.6 hereof, Investor will have good and marketable title to the KRNL Shares and the KRNL Shares shall be subject to the Letter Agreement.

2.6	Compliance with Laws. Sponsor, SPAC and VKSS hereby represent and warrant that all transactions as contemplated hereunder are, and will be, executed in compliance with all applicable law, rules and regulations.

2.7	Restricted Securities. Investor hereby represents, acknowledges and warrants its representation of, understanding of and confirmation of the following:

●	Investor realizes that, unless subject to an effective registration statement, the Investor Shares cannot readily be sold as they will be restricted securities and therefore the Investor Shares must not be accepted unless Investor has liquid assets sufficient to assure that Investor can provide for current needs and possible personal contingencies;

●	Investor understands that, because SPAC is a “shell company” as contemplated under paragraph (i) of Rule 144, regardless of the amount of time that the Investor holds the Investor Shares, sales of the Investor Shares may only be made under Rule 144 upon the satisfaction of certain conditions, including that SPAC is no longer a ‘shell company’ and that SPAC has not been a ‘shell company’ for at least the last 12 months—i.e., that no sales of Investor Shares can be made pursuant to Rule 144 until at least 12 months after the De-SPAC; and SPAC has filed with the United States Securities and Exchange Commission (the “SEC”), during the 12 months preceding the sale, all quarterly and annual reports required under the Securities Exchange Act of 1934, as amended;

●	Investor confirms and represents that it is able (i) to bear the economic risk of the Investor Shares, (ii) to hold the Investor Shares for an indefinite period of time, and (iii) to afford a complete loss of the Investor Shares; and

●	Investor understands and agrees that a legend has been or will be placed on any certificate(s) or other document(s) evidencing the Investor Shares in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES ACT. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS (I) THEY SHALL HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND ANY APPLICABLE STATE SECURITIES ACT, OR (II) THE CORPORATION SHALL HAVE BEEN FURNISHED WITH AN OPINION OF COUNSEL, SATISFACTORY TO COUNSEL FOR THE CORPORATION, THAT REGISTRATION IS NOT REQUIRED UNDER ANY SUCH ACTS.”

The SPAC and Sponsor shall take all steps necessary in order to remove the legend referenced in the preceding paragraph from the Investor Shares immediately following the earlier of (a) the effectiveness of a registration statement applicable to the applicable Investor Shares or (b) any other applicable exception to the restrictions described in the legend occurs.

ARTICLE III

MISCELLANEOUS

3.1	Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such provision(s) had never been contained herein, provided that such provision(s) shall be curtailed, limited or eliminated only to the extent necessary to remove the invalidity, illegality or unenforceability in the jurisdiction where such provisions have been held to be invalid, illegal, or unenforceable.

3.2	Titles and Headings. The titles and section headings in this Agreement are included strictly for convenience purposes.

3.3	No Waiver. It is understood and agreed that no failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

3.4	Term of Obligations. The term of this Agreement shall expire (6) months after the De-SPAC Closing. However, the obligations set forth herein that are intended to survive the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement, including for the avoidance of doubt, the registration obligations set forth in Section 1.2, the default provision set forth in Section 1.4, the provisions of Section 1.5, Section 1.9, Section 1.10 and the indemnity obligations set forth in Section 3.13.

3.5	Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to its conflicts of laws rules. Each Party (a) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, the United States District Court for the District of Delaware (collectively, the “Courts”), for purposes of any action, suit or other proceeding arising out of this Agreement; and (b) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of the Courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such Court does not have any jurisdiction over such Party. Any Party may serve any process required by such Courts by way of notice.

3.6	WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

3.7	Entire Agreement. This Agreement contains the entire agreement between the parties and supersedes any previous understandings, commitments or agreements, oral or written, with respect to the subject matter hereof. No modification of this Agreement or waiver of the terms and conditions hereof shall be binding upon either party, unless mutually approved in writing.

3.8	Counterparts. This Agreement may be executed in counterparts (delivered by email or other means of electronic transmission), each of which shall be deemed an original and which, when taken together, shall constitute one and the same document.

3.9	Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by electronic means, with affirmative confirmation of receipt, (iii) one business day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) business days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice.

If to Investor: [●] Attn: [●] With a copy to: Attn: Amit Sondhi Mintz & Gold LLP 600 Third Avenue, 25th Fl New York, NY 10016 sondhi@mintzandgold.com

If to SPAC or Sponsor:

PowerUp Acquisition Corp.

SRIRAMA Associates, LLC

VKSS Capital, LLC

Attn: Suren Ajjarapu

515 Madison Avenue

New York, New York 10022

suren@SRIRAMAAsssociatesLLC.onmicrosoft.com

With a copy to:

Attn: Kate Bechen

Dykema Gossett PLLC

111 E. Kilbourn Avenue, Suite 1050

Milwaukee, Wisconsin 53202

KBechen@dykema.com

If to Visiox:

Visiox Pharmaceuticals, Inc.

Attn: Ryan Bleeks

rbleeks@visioxpharma.com

303 S Broadway, Suite 125

Tarrytown, NY 10591

With a copy to:

Attn: David Mannheim

david.mannheim@nelsonmullins.com

Nelson Mullins Riley & Scarborough LLP

301 Hillsborough Street, Suite 1400

Raleigh, NC 27603

3.10	Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

3.11	Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

3.12	Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have no adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

3.13	Indemnification. SPAC, Sponsor and VKSS agree to indemnify and hold harmless Investor, its affiliates and its assignees and their respective directors, officers, employees, agents and controlling persons (each such person being an “Indemnified Party”) from and against any and all losses (but excluding financial losses to an Indemnified Party relating to the economic terms of this Agreement), claims, damages and liabilities (or actions in respect thereof), joint or several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to, the execution or delivery of this Agreement, the performance by the SPAC, Sponsor and VKSS of their respective obligations hereunder, the consummation of the transactions contemplated hereby or any pending or threatened claim or any action, suit or proceeding against the SPAC, Sponsor, VKSS or the Investor; provided that SPAC, Sponsor and VKSS will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a non-appealable judgment by a court of competent jurisdiction to have resulted from Investor’s material breach of this Agreement or from Investor’s willful misconduct, or gross negligence. In addition (and in addition to any other reimbursement of legal fees contemplated by this Agreement), SPAC, Sponsor and VKSS will reimburse any Indemnified Party for all reasonable, out-of-pocket, expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of SPAC, Sponsor or VKSS. The provisions of this paragraph shall survive the termination of this Agreement.

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The Parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

SPAC: POWERUP ACQUISITION CORP.

By:
Name:	Suren Ajjarapu
Title:	Chief Executive Officer

SPONSOR: SRIRAMA ASSOCIATES, LLC

By:
Name:	Suren Ajjarapu
Title:	Managing Member

SPONSOR: VKSS CAPITAL, LLC

By:
Name:	Suren Ajjarapu
Title:	Managing Member

VISIOX: VISIOX PHARMACEUTICALS, INC.

By:
Name:	Ryan Bleeks
Title:	Chief Executive Officer

INVESTOR: [●]

By:
Name:	[●]
Title:	[●]